Free Writing Prospectus pursuant to Rule 433 dated July 1, 2022

Registration Statement No. 333-253421

Market Linked Securities — Autocallable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial Average® due July 29, 2026

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)
Underliers (each individually, an underlier):

the S&P 500® Index (current Bloomberg symbol: “SPX Index”), the Russell 2000® Index (current Bloomberg symbol: “RTY Index”) and the Dow Jones Industrial Average® (current Bloomberg symbol: “INDU Index”)

Pricing date:	expected to be July 29, 2022
Issue date:	expected to be August 3, 2022
Determination date:	the last coupon observation date, expected to be July 24, 2026
Stated maturity date:	expected to be July 29, 2026
Initial underlier level:	with respect to an underlier, the closing level of such underlier on the pricing date
Final underlier level:	with respect to an underlier, the closing level of such underlier on the determination date
Underlier return:	with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage
Lowest performing underlier return:	the underlier return of the lowest performing underlier
Lowest performing underlier:	the underlier with the lowest underlier return
Company’s redemption right (automatic call feature):

if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay, in addition to the contingent coupon then due, an amount in cash on the following call payment date, for each $1,000 of the outstanding face amount, equal to $1,000

Redemption event:	a redemption event will occur if, as measured on any call observation date, the closing level of each underlier is greater than or equal to its initial underlier level
Downside threshold level:	for each underlier, 75% of its initial underlier level
Contingent coupon:

●if the closing level of each underlier on the related coupon observation date is greater than or equal to its coupon threshold level, at least $26.25 (at least 2.625% quarterly, or the potential for up to at least 10.50% per annum); or

●if the closing level of any underlier on the related coupon observation date is less than its coupon threshold level, $0

Coupon threshold level:	for each underlier, 75% of its initial underlier level
Call observation dates:	expected to be each coupon observation date commencing in January 2023 and ending in April 2026
Call payment dates:	expected to be the third business day after each call observation date
Coupon observation dates:	expected to be the 24th day of each January, April, July and October, commencing in October 2022 and ending in July 2026
Coupon payment dates:	expected to be the third business day after each coupon observation date
Payment amount at maturity (for each $1,000 face amount of your securities):

•if the underlier return of each underlier is greater than or equal to -25% (the final underlier level of each underlier is greater than or equal to 75% of its initial underlier level), $1,000 plus a contingent coupon; or

•if the underlier return of any underlier is less than -25% (the final underlier level of any underlier is less than 75% its initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) the lowest performing underlier return times (b) $1,000

Underwriting discount:

up to 2.50% of the face amount; In addition to the 2.50%, GS&Co. may pay a fee of up to 0.10% of the face amount in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers. See “Supplemental Plan of Distribution” in the accompanying preliminary prospectus supplement.

CUSIP/ISIN:	40057MJP5 / US40057MJP59
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary prospectus supplement

Hypothetical Payment Amount at Maturity

Note Performance
Underlier Performance
Hypothetical Cash Settlement Amount as % of Face Amount
200
175
150
125
100
75
50
25
0
100%
75%
0
25
50
75
100
125
150
175
200
Hypothetical Final Underlier Level as % of Initial Underlier Level

If the securities are not automatically called prior to maturity and the underlier return of any underlier is less than -25%, you will have full downside exposure to the decrease in the level of the lowest performing underlier from its initial underlier level, and you will lose more than 25%, and possibly all, of the face amount of your securities.

You should read the accompanying preliminary prospectus supplement dated June 30, 2022, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary prospectus supplement dated June 30, 2022
●

Market linked securities — Auto-Callable with Contingent Coupon and Contingent Downside Linked to the Lowest Performing Underlying product summary supplement dated November 29, 2021 (the “product summary supplement”)

●	Underlier supplement no. 27 dated April 26, 2022
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $900 and $930 per $1,000 face amount. See the accompanying preliminary prospectus supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary prospectus supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

Is the final underlier level greater than the initial underlier level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the underlier return, subject to the maximum settlement amount No Is the final underlier greater than or equal to the buffer level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to $1,000 No On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the underlier return plus the buffer amount

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 27, product summary supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 27, product summary supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 27, product summary supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying underlier supplement no. 27, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary prospectus supplement (but not those discussed in the accompanying underlier supplement no. 27, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Additional Risk Factors Specific to Your Securities” in the accompanying preliminary prospectus supplement, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 27, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

▪	The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	You May Lose Your Entire Investment in the Securities
▪	You May Not Receive a Contingent Coupon on Any Coupon Payment Date
▪

Because the Securities Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Receiving No Quarterly Contingent Coupons and Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlier

▪

A Higher Contingent Coupon, a Lower Coupon Threshold Level and/or a Lower Downside Threshold Level May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Levels of the Underliers and, Potentially, a Significant Loss at Maturity

▪	The Cash Settlement Amount Will Be Based Solely on the Lowest Performing Underlier
▪	Your Securities Are Subject to Automatic Redemption
▪	The Return on Your Securities May Change Significantly Despite Only a Small Change in the Level of the Lowest Performing Underlier
▪	The Contingent Coupon Does Not Reflect the Actual Performance of the Underliers from the Pricing Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date
▪	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪	Past Underlier Performance is No Guide to Future Performance
▪	If the Levels of the Underliers Change, the Market Value of Your Securities May Not Change in the Same Manner
▪	The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlier Stocks
▪	You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Securities, When Your Securities Mature and the Amount You Receive at Maturity
▪	Your Securities May Not Have an Active Trading Market
▪	The Calculation Agent Can Postpone a Coupon Observation Date or the Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors (including WFS) May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪	Goldman Sachs’ or Our Distributors’ Market-Making Activities Could Negatively Impact Investors in the Securities
▪

You Should Expect That Goldman Sachs’ or Our Distributors’ Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Securities

▪

Goldman Sachs and Our Distributors Regularly Provide Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Underlier Sponsors or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Securities May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors in the Securities May Not Have the Same Interests as You

Additional Risks Related to the Underliers

▪

Except to the Extent The Goldman Sachs Group, Inc. and Wells Fargo & Company (the Parent Company of WFS) Are Companies Whose Common Stock Comprises the S&P 500® Index, There Is No Affiliation Between the Underlier Stock Issuers or the Underlier Sponsors and Us or WFS

Additional Risks Related to the Russell 2000® Index

▪	There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	The Tax Consequences of an Investment in Your Securities Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

For details about the license agreement between each underlier sponsor and its issuer, see “The Underliers - S&P 500® Index”, “The Underliers - Russell 2000® Index” and “The Underliers - Dow Jones Industrial Average® on pages S-106, S-78 and S-20 of the accompanying underlier supplement no. 27, respectively.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

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